OLD NATIONAL BANCORP

CODE OF BUSINESS CONDUCT & ETHICS

UNCOMPROMISING INTEGRITY

PASSIONATE VALUES - - STRONG COMMITMENT

Dear Old National Associate:

Old National is committed to uncompromising integrity. We do what we say. We admit our mistakes. We communicate with candor. We are people who take pride in our credibility.

Often we are faced with making business decisions with less than ideal facts. When these situations arise, we should always act based upon the highest ethical principles, never compromising our values, policies, and procedures. When in doubt, stop and ask yourself several questions:

  Are my actions legal and in accordance with policies and procedures?
  Am I being fair and truthful?
  Will my actions stand the test of time?
  Will my actions stand public disclosure?

Integrity is key in action as well as intention. Old National has always operated under a code of conduct and ethics. Attached you will find the company's updated Code of Business Conduct and Ethics. While the spirit of the Code remains the same, there are a few changes. We hope that these changes will help to further guide and assist you as you perform your job responsibilities. The code outlines the key business behaviors and ethical principles that we all need to understand and follow. I ask you to take the time to read the updated Code in order to remind yourself of the behaviors expected by Old National while performing your work.

Integrity goes beyond laws and policies to also include the spirit of doing the right thing. When we act with integrity, we prove to our customers, vendors, shareholders, coworkers and communities that ONB conducts business with the highest ethical standards.

I urge you to review the Code thoroughly. You will be asked to acknowledge that you have read, understand, and will follow the principles outlined in the code. Remember that there are other resources that can help you with ethical issues, such as your peers, management and the EthicsPoint® Hotline. When you have questions, do not hesitate to speak up. And remember, when in doubt, do what's right.

Together we are building a great company. We are succeeding because of uncompromising integrity, passionate values, and strong commitment to do the right thing. The part you play is vital in creating an Old National of enduring strength and endless possibilities.

Bob Jones
President & CEO

Mission, Vision and Values

Mission

To consistently exceed the expectations of our clients, associates and shareholders.

Vision

To be recognized in our communities as THE bank that builds long term, highly valued relationships with our clients. These loyal relationships will be earned through the passionate commitment of our enthusiastic and energetic team of associates that provide unequalled client care and solutions. This commitment and focus on our clients and communities will result in consistent, quality earnings for our shareholders.

Values

It is with Integrity that we adhere to the highest ethical standards and business practices.

The spirit of Teamwork infuses our associates, creating a palpable energy and momentum as we serve each Old National client.

Leadership is a responsibility we all share, and the development of our leaders - both today's and those of our future - is a strategic investment for our company.

Our roots as a Community bank are deep and wide. Through associate volunteerism and partnerships with visionary organizations we strengthen our communities and impact lives.

A culture of Responsibility with Accountability guides our investments drives our decision making.

Our Bias for Action motivates us to be prepared with the best information, tools and products in orders to execute with confidence.

Pride and passion drive us to achieve Excellence in all that we do.

TABLE OF CONTENTS

General Information

  Who is Covered by this Code
  Failure to Follow this Code
  Non-Retaliation Policy
  What to Do

Working with Integrity

  Freedom from Discrimination and Harassment
  Substance Abuse

Conducting Business with Integrity

  Honesty and Fair Dealing
  Compliance with Laws, Rules and Regulations

Handling Information and Assets with Integrity

  Conflicts of Interest
  Personal Transactions
  Corporate Records and Reporting
  Corporate Opportunities
  Protection and Proper use of Company Assets
  Protecting Confidential Information
  Inside Information and Trading in Securities

Acting and Communicating with Integrity

  Political Activities
  Gifts, Meals, Services and Entertainment
  Dealing with Government Officials
  Communication with the Media and Other Outside Parties

Interpretation and Waivers of the Code

Our Compliance Responsibilities

GENERAL INFORMATION

Who Is Covered By This Code

The Board of Directors of Old National Bancorp (ONB) adopted this Code of Business Conduct and Ethics in order to promote ethical behavior, encourage compliance with ethical standards, facilitate reporting of unethical and illegal behavior, and address violations of certain ethical standards, ONB policies, and applicable law. While it is true that everyone is required to comply with law, this Code goes beyond that and sets a higher standard for us to follow. This Code applies to all associates, officers and directors in the ONB family of companies. Each ONB associate, officer and director is responsible for conducting himself or herself in compliance with this Code, ONB policies, and applicable local, state, and federal laws and regulations.

Failure To Follow This Code

Any violation of this Code will be dealt with severely. Anyone engaging in such behavior will be subject to appropriate disciplinary action, including termination.

Non-Retaliation Policy

Each ONB associate, officer, and director has an obligation to report possible violations of this Code so the conduct can be considered and ONB can address the situation and take appropriate action. No one in the ONB family shall take any adverse action against anyone for providing truthful information relating to a violation of law or ONB policy. ONB will not tolerate any retaliation against persons asking questions or making good faith reports of possible violations of this Code. Anyone who retaliates or attempts to retaliate will be disciplined. Any person who believes he or she has been retaliated against should immediately report such activity to the associates supervisor, the Chief Ethics Officer, the Chief Human Resources Officer or the Chief Legal Counsel.

What To Do

All ONB associates, officers and directors must read and understand this Code and report any action or occurrence that they believe or suspect violates this Code. All ONB associates, officers and directors must also recognize and comply with the policies, rules, and guidelines included in this Code.

If you have any questions about the application of this Code, you are responsible for asking for the answers. ONB is serious about the expectations set out in this Code and a lack of understanding of this Code will not be an excuse for violating it. The "Suggested Steps to Take" box offers ways to ask questions or to report a concern related to this Code. Use the approach you are most comfortable with given the circumstances.

If you contact someone on the list and you think that the response is unclear or incomplete, contact someone else on the list.

SUGGESTED STEPS TO TAKE

  Talk to your supervisor or another supervisor;

  Contact the Chief Ethics Officer by calling 812-465-8888; or

  Contact the Chief Legal Officer by calling 812-464-1294;

  Talk to someone in the Human Resources Department by calling 812-468-1000;

  Contact the EthicsPoint Hot Line anytime, 24 hours a day, 7 days a week.

    On-line: www.ethicspoint.com

    By phone: 1-866-ETHICSP

This Code may not answer all of your questions. In addition, you may encounter a situation not addressed by this Code. In those situations, we strongly urge you to ask for help by using the resources listed above.

WORKING WITH INTEGRITY

Freedom from Discrimination and Harassment

ONB has committed to a workplace free from discrimination and harassment. We do not discriminate or allow discrimination based on personal characteristics such as race, color, religion, gender, gender identity, sexual orientation, national origin, age, disability, military service or any other legally protected characteristic. All personnel actions, including hiring, benefits, transfers, compensation, and layoffs must be administered without such discrimination. ONB's associates, officers and directors should expect that they will be judged on the basis of their skills, abilities, and performance and not on the basis of personal characteristics.

Furthermore, all ONB associates, officers and directors are entitled to be treated with dignity and respect. ONB's policy is to provide our associates with a workplace free from harassment, intimidation, or coercion related to personal characteristics such as race, color, religion, gender, gender identity, sexual orientation, national origin, age, disability, military service or any other legally protected characteristic. We do not tolerate such behavior because it is inconsistent with our philosophy of mutual respect for all our associates.

We require that all of our associates, officers and directors understand and practice our objective of zero tolerance for harassment or discrimination.

WHAT IS HARASSMENT?
  Making unwelcome comments about a person's clothing, body or personal life.
  Offensive or abusive physical contact.
  Use of offensive nicknames or terms of endearment.
  Offensive jokes or unwelcome innuendoes.
  Any suggestion that personal characteristics such as race, color, religion, gender, gender identity, sexual orientation, national origin, age, disability, military service or any other legally protected characteristic would affect one's job, promotion, performance evaluation, or working conditions.
  Displaying offensive objects or pictures.
  Inappropriate use of the Internet, including offensive e-mails, jokes, and e-mail discussions.
  Conduct that creates an intimidating or hostile environment.

If you have questions about whether someone's actions could be harassment, please contact Old National's Chief Human Resources Officer for guidance.

Substance Abuse

ONB is committed to maintaining a safe and drug-free environment for all its associates consistent with applicable law. Associates are expected to perform their job duties free of alcohol and drugs. This is essential in maintaining required performance levels and ensuring the safety of all associates. Selling, distributing, purchasing, possessing or consuming illegal drugs and abusing legally-prescribed drugs on ONB's premises or while engaged in business of ONB is prohibited. In addition, associates shall not report to work under the influence of alcohol. The purchase or consumption of alcohol beverages on ONB premises is prohibited, unless authorized by ONB management at ONB-sponsored functions or events.

If you are arrested for an alcohol or drug-related offense relating to conduct while on company property or business you must immediately report this to your supervisor. If ONB has reason to believe that an "on duty" associate is under the influence of illegal drugs or alcohol, ONB reserves the right to have the associate tested in accordance applicable law. Refusal to consent to be tested may result in disciplinary action up to and including termination of employment.

CONDUCTING BUSINESS WITH INTEGRITY

Honesty and Fair Dealing

ONB's ethical standards require honesty and fair dealing. We rely on these standards to gain the trust and admiration of customers, peers and stockholders. ONB, driven by a desire to excel, will compete by providing unparalleled customer service and innovative products and will not seek competitive advantage through unethical or illegal business practice. We will communicate with candor, and each associate, officer and director shall endeavor to deal fairly with ONB's customers, vendors, competitors and associates. No ONB associate, officer or director may take unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice. In short, we should do what we say we will do and must communicate honestly and ethically in serving our customers and conducting business with others.

ONB, and its associates, officers and directors shall also comply with all applicable antitrust and fair competition laws and regulations, and may not enter into arrangements with competitors to fix or control prices or engage in other prohibited activities. In addition, we must be aware of and follow the laws and ONB policies restricting conditioning or "tying" the price or availability of certain bank products to the customer's or prospective customer's purchase of additional non-traditional products or services. If you have any questions as to whether a particular action or activity may have the effect of restraining competition or on tying restrictions, you should contact Old National's Chief Legal Counsel.

Compliance with Laws, Rules and Regulations

ONB is subject to numerous federal, state and local laws, rules and regulations. ONB has adopted various policies, guidelines and procedures to facilitate compliance with applicable laws and regulations, and from time to time conducts compliance and training sessions regarding specific subjects. ONB associates, officers and directors shall respect and comply with all applicable laws, rules, regulations, policies, guidelines and procedures, including but not limited to insider trading laws.

We, of course, must comply with all of the various laws, rules and regulations that apply to ONB, and its associates, officers and directors, because ONB is a financial institution engaged in banking, brokerage, investment advisory, insurance and other regulated businesses. For example, federal law provides that you may not:

  Structure or attempt to structure a financial transaction to evade the currency transaction reporting or record-keeping requirements of the Bank Secrecy Act or otherwise violate any anti-money laundering laws or laws safeguarding against terrorist activity;

  Solicit or accept any gifts or items of value for purposes of influencing any business or transactions in violation of the Bank Bribery Act, as further described under "Conflicts of Interest";

  Steal, embezzle, misapply ONB's or a customer's funds or assets or commit any other dishonest or fraudulent act;

  Gain unauthorized access to customer records; or

  Make false statements or reports to regulatory authorities.

There also are laws and ONB policies regulating loans to ONB's executive officers and directors.

The Code does not attempt to explain all laws, rules, regulations and policies applicable to ONB. If ONB associates, officers or directors have questions about laws, rules, regulations or polices that apply to ONB or their duties and responsibilities, or how they apply to particular situations, they should use the resources ONB makes available noted in the Code earlier.

HANDLING INFORMATION AND ASSETS WITH INTEGRITY

Conflicts of Interest

A "conflict of interest" exists when an individual's personal interests interfere or appear to interfere in any way with the individual's duties to ONB or the interests of ONB. A conflict can arise when an associate, officer or director takes action or has interests that may make it difficult to perform responsibilities and duties to ONB objectively and effectively, or may improperly influence individual judgment when acting on behalf of ONB. Conflict situations may also arise when an associate, officer or director, or members of his or her family, receives an improper personal benefit as a result of his or her position with ONB.

ONB associates, officers and directors must avoid conflicts of interest, including even the appearance that their actions could create a conflict of interest or would not be in the best interests of ONB and its stockholders. Whether certain conduct, a relationship or a transaction is a conflict of interest, or may create a potential conflict of interest, may not always be clear. Any ONB associate or officer who is aware of, or has a question concerning, a conflict of interest, or who has a question whether a conflict might develop, is obligated to promptly seek assistance to resolve the conflict or question ethically. Depending on the circumstances, you may be required to obtain approval from your supervisor in accordance with ONB's policies, guidelines and procedures.

For example, approval from the ONB Ethics Committee, which is composed of senior officers of ONB appointed by the Chief Executive Officer, is generally required before associates or officers may (i) serve as an officer, director, partner or manager of another company or entity, (ii) enter into certain secondary employment relationships or (iii) engage, directly or indirectly (which would include through your immediate family members), in certain transactions with ONB or its customers, vendors or others who conduct business with ONB. The following are examples of transactions or activities that could present a conflict of interest under certain circumstances, which are described in more detail in ONB's policies and guidelines:

  Investments in customers or vendors of ONB;

  Accepting an appointment as a fiduciary or as a co-fiduciary;

  Purchasing assets from ONB, or from ONB acting as a fiduciary;

  Selling goods or services to ONB; or

  Borrowing money from customers or vendors of ONB.

In addition, the receipt of certain gifts or other items of value, including entertainment, lodging, transportation and other accommodations, in connection with ONB's business shall not be accepted unless permitted by applicable law and ONB's policies and guidelines. Specifically, the law and ONB's policies provide that you may not (i) solicit for yourself or for a third party anything of value from anyone in return for any business, service or confidential information of ONB, or (ii) accept anything of value (other than your salary or other compensation paid by ONB) from anyone in connection with ONB's business, either before or after a transaction is discussed or completed. Similar restrictions and policies may apply to the giving of gifts or other items of value by associates and officers to third parties dealing with ONB, including government officials. For example, we must comply with laws that restrict the acceptance of gifts, meals, entertainment and other items of value by associates of federal, state and local government departments and agencies that do business with or regulate ONB. The law and ONB's policies and guidelines recognize that some gifts, items of value and other forms of ordinary courtesies of reasonable value that are received or are provided in connection with business meetings or activities generally do not pose a conflict of interest and are permissible.

ONB associates, officers and directors should refer to ONB's policies and guidelines for additional information and examples of activities, transactions, gifts and relationships that may create actual or potential conflicts of interest. ONB associates and officers licensed or associated with a broker-dealer may be subject to additional restrictions and reporting obligations regarding outside activities or conflict of interest matters. Conflict of interest matters involving outside directors shall be referred to the Chief Executive Officer, the Chief Legal Counsel, the Chief Ethics Officer and the Audit Committee of the Board of Directors for appropriate resolution.

Personal Transactions

ONB maintains an extensive system of internal controls in order to provide reasonable assurance that assets are safeguarded and all transactions are properly recorded.

You must transact all personal financial business with ONB following the same procedures that are used by customers and from the customer side of the window or desk, unless you are a full service registered representative subject to the exception described below. You are not allowed to handle or approve your own transactions, or transactions on accounts over which you have any ownership interest, control, or signing authority. This includes transactions for a business if the associate owns that business. These transactions must be handled by personnel other than the associate for whom the transaction is conducted. Any associate found transacting personal business for both him or herself and ONB will be assumed to be in violation of the Code and internal operating policy and procedures.

Monetary and non-monetary transactions must be processed by another associate. This includes but is not limited to transactions such as:

  Loans or any form of credit extension

  Checks and withdrawals

  Deposits

  Changes of address

  Increasing ATM card limits, or

  Changing overdraft (OD) limit codes

If your transaction requires approval, the approval must come from the next higher level of authority. You may not request approval of personal transactions by a coworker or by anyone you directly or indirectly supervise.

You may not approve overdrafts or reverse or waive fees or service charges for:

  Your own accounts

  Accounts in which you have an interest

  Accounts of family members, other relatives, and close friends

  Accounts of members of your household, including roommates and other unrelated individuals, or

  Accounts of companies controlled by you, your family members, other relatives, and close friends

In addition, the decision to pay or waive charges for your own overdraft must not be made by any associate in a position in which you could exert either purposeful or inadvertent pressure on that associate to pay an overdraft or waive or reduce charges merely because of your job relationship.

An associate who is a full service registered representative and whose job responsibilities authorize him or her to recommend, solicit and place orders to buy or sell securities is permitted under the Code to place orders for his or her own brokerage account and the brokerage accounts of family members from whom the associate has written authorization to place such orders and on whose accounts the associate is listed as the broker of record. Such transactions are subject to all fees and commissions as provided in the applicable fee schedule.

You may not directly or indirectly purchase from ONB real or personal property that has been repossessed by ONB, unless authorized pursuant to a company-sponsored program.

The fact that an associate is a treasurer or officer of a corporation, municipality, county, political fund, nonprofit corporation or escrow trustee fund does not warrant or justify rate concessions for personal borrowing or fee waivers on other forms of business which are not available to similarly situated customers.

Corporate Records and Reporting

ONB requires honest and accurate recording and reporting of information to meet financial reporting, regulatory, tax and legal obligations. All business transactions, including associate expense reporting, must be properly and accurately recorded in a timely manner on ONB's books and records in accordance with applicable accounting standards, legal requirements and ONB's system of internal controls.

ONB is committed to full, fair, accurate, timely and understandable disclosure in public reports and documents filed with, or submitted or provided to, regulatory authorities, stockholders and the public. ONB's financial statements and reports must be prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of ONB. ONB associates, officers and directors who prepare or supervise the preparation of ONB's public reports must be careful to ensure that those reports meet the requirements of the Code, GAAP, applicable securities laws and regulations, and applicable exchange listing standards. No ONB associate, officer or director should ask or encourage another person to deviate from ONB's commitment to provide truthful and accurate financial or other information. In addition, the law and ONB's policies require that no ONB associate, officer or director attempt to improperly influence, coerce, manipulate or mislead any accountant engaged in the preparation of ONB's financial statements. If you have any questions, complaints or concerns regarding accounting, auditing or internal accounting control matters, you should contact the Internal Audit Department or you may follow the procedures described later in this Code under "Our Compliance Responsibilities," which include a confidential reporting process.

Corporate Opportunities

ONB associates, officers and directors owe a duty to ONB to advance ONB's legitimate interests when the opportunity arises. ONB associates, officers and directors are prohibited from benefiting personally from opportunities discovered through the use of corporate property, information or their position with ONB or from competing with ONB in connection with such opportunities. No associate, officer or director may use corporate property, information or his or her employment position for improper personal gain.

Protection and Proper use of Company Assets

All associates, officers and directors should protect ONB's assets from theft, waste or loss and ensure efficient use. ONB's assets include physical and intellectual property, such as ONB's brand, trademarks, copyrights, trade secrets and patents, as well as the confidential and proprietary information described below under "Protecting Confidential Information." ONB's assets may only be used for legitimate purposes. Any improper use of ONB's assets, whether for personal or business purposes, including the misapplication or improper use of corporate or customer funds or property or the unauthorized use or publication of intellectual property, is prohibited and may be unlawful.

Associates and officers also must comply with ONB's policies regarding the use of its communication systems, including its computer network, telephones/faxes, e-mail and the Internet. In particular, ONB's policies prohibit the use of ONB's information systems and equipment to transmit illegal, inappropriate or offensive or potentially offensive material. As a general rule, you should not send any communication, including through the use of e-mail, voice mail or internal memo, that you would be uncomfortable or embarrassed seeing publicly disclosed in the media.

Protecting Confidential Information

ONB protects the private, personal and proprietary information of customers, vendors and associates. Any information from or relating to a customer or vendor must be protected, and may only be disclosed within ONB or to non-affiliated parties in accordance with applicable law and ONB's confidentiality and privacy policies. Associates, officers and directors may receive confidential information relating to ONB in the course of work at ONB and also are obligated to protect that information from disclosure. Associates should only disclose confidential information to other associates who have a business-related "need to know." In addition, associates and officers should be aware that certain business units have policies that restrict the flow of confidential information between their business unit and other ONB business units that are engaged in investment advisory or securities trading activities.

Confidential information may include, without limitation, the following:

  Information about existing or potential customers or vendors, including customer identities, lists and all other customer information;

  Business or technical information, including information such as a formula, program, method, technique or compilation of information that is valuable because it is not generally known;

  Intellectual property, including trade secrets, secret processes and information regarding past, present or future products;

  Financial information, including budgets or projections, business plans, price lists and any other financial, marketing or sales information;

  Information intended solely for internal use such as internal memos to associates and internal broadcasts;

  Information regarding ONB associates, including salary and personal information;

  Information about potential acquisitions or divestitures; and

  Any other non-public information that would be harmful to ONB or useful or helpful to competitors if disclosed.

The foregoing restrictions regarding confidentiality apply to confidential information received by associates or officers prior to their employment with ONB and continue after their employment with ONB ends.

Inside Information and Trading in Securities

In performing their responsibilities to ONB, associates, officers and directors may receive confidential information about ONB, its customers, vendors and others. Federal securities laws prohibit the purchase or sale of shares or other securities of a company while aware of material, nonpublic information (generally referred to as "inside information") concerning that company. Examples of material, nonpublic information include, but are not limited to, ONB financial results, merger and acquisition activity and dividend changes. If an associate, officer or director buys or sells a security based on "inside information" or discloses inside information to another person who buys or sells a security based on that information, the disclosing associate, officer or director, ONB and the person to whom the information was disclosed may violate securities laws. Associates, officers and directors are prohibited from trading on inside information and communicating or "tipping" inside information to others.

ONB has policies regarding trading in securities, including policies for trading in ONB securities by senior officers and directors. Associates and officers of certain ONB business units also may be subject to additional trading restrictions in ONB securities and other company securities. If you are uncertain about legal rules involving purchase or sale of ONB securities or the securities of another company because of your work for ONB, you should contact ONB's Chief Legal Counsel.

ACTING AND COMMUNICATING WITH INTEGRITY

Political Activities

ONB believes that it is important for citizens to take an active interest in the political process, and ONB associates, officers and directors may engage in political activities of their own choice, using their own resources, and on their own time. In such cases, associates, officers and directors participating in political activities do so solely in their personal individual capacity and not as representatives of ONB, and such activities must not use ONB's facilities or assets or interfere with such person's responsibilities to ONB. Any associate or officer desiring to run for elective political office or to accept an appointment to federal, state or local government office should discuss the matter in advance with his or her manager and with ONB's Chief Executive Officer or Chief Financial Officer.

Federal and state laws and regulations govern ONB's political activities, including the operation of its company-sponsored political action committees ("PACs"). Generally, federal law and the laws of certain states prohibit ONB from making political contributions or expenditures. Federal laws and most state laws, however, permit corporations to sponsor PACs, which are funded by voluntary contributions from eligible associates, for the purpose of making political contributions or expenditures. Any political contributions and other political activities, including lobbying or communicating with elected officials, for or on behalf of ONB must be approved by ONB's Cheif Executive Officer or Chief Financial Officer and must comply with applicable legal requirements. Associates and officers who are licensed or associated with a broker-dealer or who work in municipal finance may be subject to additional regulations and restrictions regarding political contributions.

Gifts, Meals, Services and Entertainment

It is a violation of the Code (and could be a violation of the Federal Bank Bribery Statute if done with a corrupt intent) for an ONB associate or close family member of an ONB associate to request or accept anything of value which, based upon the facts and circumstances, could be reasonably determined to have an influence on the performance of the ONB associate's duties to act in a manner which favors a vendor, supplier, contractor or customer contrary to the Company's best interests.

ONB associates are expected to participate in entertainment amenities of reasonable cost to facilitate business. Payment by anyone other than the Company of costs relating to meals, refreshments, travel arrangements not customary during the course of a meeting or other bona fide business occasion must not be accepted.

Generally no gift or entertainment should ever be accepted by any ONB associate, family member of an ONB associate or agent unless it meets all of the following conditions:

  is not a cash gift (including gift cards),

  is consistent with customary business practices,

  is not in excess of $200.00,

  cannot be construed as a bribe or payoff and

  does not violate any laws or regulations.

Gifts or entertainment received by Associates exceeding $200.00 in value must be reported to the ONB associate's immediate supervisor immediately. Any uncertainty as to the appropriateness of gifts or proposed gifts should be addressed with an ONB associate's immediate supervisor.

Dealing with Government Officials

ONB Associate, officers and directors must be particularly sensitive to compliance with applicable laws, including the U.S. Foreign Corrupt Practices Act, when dealing with domestic and foreign government officials. Under no circumstances may you pay or offer anything of value to a government official, including foreign officials, political parties or candidates for public office, for the purpose of influencing or rewarding the official for his or her actions or to induce the official to conduct business with ONB. Contact ONB's Chief Legal Officer prior to making or offering any gift or other items of value to any government official or if you have any questions regarding your dealings with any domestic or foreign government officials.

Communication with the Media and Other Outside Parties

Non-public information or materials regarding ONB, including associate communications, must not be distributed outside of ONB, including to the media, unless specifically authorized. From time to time associates, officers and directors may receive inquiries from the media regarding ONB or its business or from someone interested in ONB's securities. Any inquiry from the media, including those relating to pending litigation or regulatory matters, should be promptly referred to Corporate Communications. Any inquiry concerning ONB's securities should be promptly referred to Investor Relations. In addition, any public speeches, interviews, presentations or appearances by associates, officers or directors relating to ONB's business should be coordinated with Corporate Communications or Investor Relations, as appropriate.

Interpretation and Waivers of the Code

ONB's Board of Directors is responsible for interpreting the Code. Under certain circumstances, ONB's policies or local laws and regulations may be different from the policies outlined in the Code. Generally, in those cases the more restrictive policies, laws or regulations would apply.

In certain circumstances, it may be appropriate to grant a waiver of a provision of the Code. Any request for a waiver must be in writing and presented to ONB's Chief Legal Counsel. Any waiver of this Code for ONB's executive officers, including our chief executive officer, chief financial officer and principal accounting officer, or directors may be made only by the Board of Directors or Corporate Governance and Nominating Committee of the Board, and must be promptly disclosed as required by law or by the New York Stock Exchange.

Our Compliance Responsibilities

In keeping with the stated values of ONB, all associates, officers and directors must be committed to the highest level of personal performance, including meeting the requirements of the Code. All associates, officers and directors should ensure prompt and consistent reporting of violations of the Code, as well as any actual or potential violation of applicable laws, regulations or ONB's policies. Because it may be unclear whether a violation has occurred, ONB associates and officers are encouraged to talk to managers about behavior that may violate the Code and may raise any questions relating to the Code.

If you are uncomfortable discussing a particular situation with a manager, you should feel free to report any concerns that you have about existing or potential violation of law, rules, regulations or this Code, or any other matter, to any of the departments or units within ONB listed at the end of the Code. Any ONB associate, officer or director with questions may also contact one of those listed departments or units. Any matters relating to executive officers, senior financial officers or directors may also be reported to the ONB Chief Legal Counsel or a member of ONB's Audit Committee.

If a situation requires that your identity remain secret, anonymity will be protected, subject to applicable law, regulation or legal proceedings. In addition, if you are uncomfortable with any of the options described above, reports of violations, complaints or other matters, including those regarding accounting, auditing or internal accounting control matters, may be made through ONB's confidential Corporate Ethics Line, EthicsPoint®. The Corporate Ethics Line is operated by an outside party, and is available to our associates and officers, seven days a week, 24 hours a day. If desired, you do not need to disclose your identity. All inquiries will be forwarded to an appropriate party for investigation, including the Audit Committee of the Board of Directors, if appropriate, so that ONB can respond to the inquiry.

ONB does not permit retaliation of any kind for good faith reports of ethical violations or misconduct of others. This means that ONB will not terminate, demote or otherwise discriminate against any person for calling attention to suspected illegal or unethical acts of others. "Good faith reports" do not require that you be right about a reported activity, but do require that you tell the truth as you know and believe it.

ONB's values require that each of us undertakes our roles and responsibilities seriously. Nothing can be more serious and important than ensuring that each of us lives up to the standards of the Code. The reputation of ONB is its most valuable asset. Therefore, to reinforce our commitment to the Code, you will be asked from time to time to complete an acknowledgement regarding your understanding of and compliance with the principles of the Code and related guidelines.

Those who violate the Code, or who fail to cooperate fully with any inquiries or investigations, will be subject to corrective action, possibly including termination of employment or criminal prosecution.